Exhibit 10.11

Deere & Company

One John Deere Place, Moline, Illinois 61265 USA

JOHN DEERE RESTRICTED STOCK UNITS AND PERFORMANCE STOCK UNITS

TERMS AND CONDITIONS

GRANTED [Date] (“Grant Date”)

Deere & Company Restricted Stock Equivalents (also known as Restricted Stock Units) (“RSUs”) and Performance Stock Units (“PSUs”) are granted pursuant to the John Deere 2020 Equity and Incentive Plan (“Plan”). These terms and conditions (“Terms”), together with the Plan, contain the terms of your grant. You should read these Terms carefully. While you will be provided with at least 14 days to review and consider these Terms, please note that for the award to fully vest, you are required to actively accept the award and agree to these Terms by doing so on the Fidelity administration website (____________) prior to the RSUs and PSUs being converted to shares of Common Stock. Failure to actively accept the award and Terms will result in the award being forfeited.

RSUs and PSUs are elements of total executive compensation designed as long-term incentives to encourage ownership and focus on stockholder value.

RSUs and PSUs are common stock equivalents and represent the right to receive an equivalent number of shares of Deere & Company (“Company”) $1 par common stock (“Common Stock”) if and when certain vesting, performance and retention requirements, as detailed below, are satisfied.

Individual awards are determined by the Deere & Company Board of Directors Compensation Committee (“Committee”).

Due to a recent change in Illinois law, the non-compete clause in our Terms requires Deere to inform you of the right to consult an attorney prior to accepting your grant(s).

Your RSUs and PSUs are subject to the following provisions:

(1)

Vesting Period. Except as provided in section (5) below and subject to your acceptance of these Terms, your RSUs will vest over three years with 34% of the RSUs vesting on the first anniversary of the Grant Date, 33% of the RSUs vesting on the second anniversary of the Grant Date, and 33% of the RSUs vesting on the third anniversary of the Grant Date (each, an “RSU Vesting Date”), subject to your continued employment through the applicable RSU Vesting Date. Except as provided in section (5) below and subject to your acceptance of these Terms, your PSUs will vest on the third anniversary of the Grant Date (“PSU Vesting Date”), subject to your continued employment through the PSU Vesting Date. The number of PSUs that vest, if any, will be determined based on the Company’s performance relative to the metrics described in section (2) below, as determined by the Committee. The period beginning on the Grant Date and ending on the third anniversary thereof is referred to as the “Vesting Period”.

Within five days following the applicable RSU Vesting Date or PSU Vesting Date, as applicable, you will receive a number of shares of Common Stock equal to the number of your vested RSUs and vested PSUs, as applicable (in each case net of any shares of Common Stock withheld for taxes), and such vested RSUs and vested PSUs will terminate.

If you have not met your stock ownership guideline requirements at the time of the conversion, you are required to continue to hold the shares of Common Stock (net of any shares withheld for taxes) received upon conversion of your vested RSUs and PSUs until your stock ownership guidelines are met. Stock ownership guidelines currently apply to salary grades 16 and above. In order to help meet ownership requirements, you can elect to pay the withholding taxes on your award in cash by contacting the Executive Compensation by no later than 14 days prior to the applicable RSU Vesting Date or PSU Vesting Date, as applicable.

You may not voluntarily or involuntarily sell, transfer, gift, pledge, assign or otherwise alienate the RSUs or PSUs, including but not limited to transfers related to estate planning, dissolution of marriage, collection, execution, attachment, and any other voluntary or involuntary transfer. Any attempt to do so contrary to the provisions hereof shall be null and void.

(2)	Performance Metrics for PSUs.

A.

Relative Revenue Growth. The payout for your PSUs will be determined based on the Company’s compounded annual growth rate of revenues during the three-year performance period beginning on the first day of the Company’s 2023 fiscal year and ending on the final day of the Company’s 2025 fiscal year (“Performance Period”) relative to the revenue growth for the performance peer group as it is comprised on 15 November 2025 (“Comparator Group”). Revenue growth for a company will be calculated by dividing (i) total net sales and revenues on a consolidated basis as reported (“Revenues”) for the final year of the Performance Period by (ii) Revenues for the year prior to the start of the Performance Period; raising the quotient to the one-third power; then subtracting one from the result. For members of the Comparator Group, Revenues for a year are based on the last four quarters of data available from the Company’s independent data service as of 15 November 2025. Comparator Group companies will be approved by the Committee.

B.	Payout Table. The number of PSUs vested and converted to shares of Common Stock can range from zero to two hundred percent of the number of PSUs granted depending on relative performance as described in section (2)(A) according to the following table. Amounts for interim points will be interpolated.

Revenue Growth vs. Comparator Group	Percent of PSU Grant Vested
Below 25th percentile	0%
At 25th percentile	25%
At 50th percentile	100%
At or above 75th percentile	200%

(3)Voting Rights. You have no voting rights with respect to the RSUs or PSUs.

(4)

Dividends and Other Distributions. You are entitled to receive cash payments on your RSUs equal to any cash dividends paid with respect to the corresponding number of shares of Common Stock from the Grant Date until the date the vested RSUs are converted to Common Stock. Dividend equivalents shall be accrued and paid in cash at the time the vested RSUs are converted to Common Stock. If any RSUs are forfeited, the corresponding cash dividend equivalents will also be forfeited. You are not entitled to receive cash payments on the PSUs for any cash dividends paid during the Vesting Period with respect to the Common Stock. If shares of Common Stock are withheld for taxes, the number of RSUs on which dividend equivalents are accrued and paid shall be reduced by the number of shares withheld. If any stock splits or stock dividends are paid in shares of

Common Stock before the RSUs and PSUs are converted to Common Stock, you will receive additional RSUs or PSUs equal to the number of Common Stock shares paid with respect to the corresponding number of shares of Common Stock. These additional RSUs and PSUs will convert to shares of Common Stock at the same time as the underlying RSUs or PSUs to which they relate.

(5)	Termination of Employment.

A.	Retirement on or Before October 31, [year]. In the event of your termination of employment due to retirement pursuant to the John Deere Pension Plan for Salaried Employees or any successor or similar plan of the Company or its Subsidiaries (“Retirement”) on or before October 31, [year], you will forfeit a prorated number of your RSUs and PSUs equal to the product resulting from the total number of your RSUs and/or your PSUs, as applicable, multiplied by the percentage determined by dividing: (i) the number of calendar months from and including the month of Retirement, to and including October 2023; by (ii) 12. In such event, the number of PSUs vested and converted to shares can range from zero to two hundred percent of the number of non-forfeited PSUs depending on relative performance according to section (2) above.

B.	Retirement: RSUs. In the event of your Retirement before the RSUs are fully vested, then, subject to section (5)(A) above and sections (6) and (7) below: (i) your unvested RSUs will vest on the date of your Retirement; and (ii) such vested RSUs will be converted into shares of Common Stock following the applicable RSU Vesting Dates as set forth in section (1).

C.	Disability or Death: RSUs. In the event of your disability under the John Deere Long-Term Disability Plan for Salaried Employees or any successor or similar plan of the Company (“Disability”) or death before the RSUs are fully vested, then, subject to the section (5)(A) and sections (6) and (7) below: (i) your unvested RSUs will vest on the date of your Disability or death, as applicable; and (ii) your RSUs will be converted into shares of Common Stock following the applicable RSU Vesting Dates as set forth in section (1).

D.	Retirement, Disability or Death: PSUs. In the event of your Retirement, Disability, or death, during the Vesting Period then, subject to section (5)(A) above and sections (6) and (7) below, your unvested PSUs will continue to vest over the Vesting Period and, depending on the performance of the Company relative to the metrics described in section (2) above, will be converted into shares of Common Stock following the PSU Vesting Date as set forth in section (1).

E.	Other Terminations. If you terminate employment with the Company and its 50 percent or greater owned Subsidiaries during the Vesting Period due to your termination for cause or for any other reasons not specifically mentioned herein, all unvested RSUs and PSUs held by you at that time shall be forfeited along with any accrued dividend equivalents. RSUs and PSUs and accrued dividend equivalents are subject to forfeiture if your employment is suspended or you are placed on a leave of absence.

The Committee may, at its sole discretion, waive any automatic forfeiture provisions or apply new restrictions to the RSUs or PSUs. There shall be no acceleration of the lapse of restrictions except as would not result in the imposition on any person of additional taxes, penalties, or interest under Section 409A of the Code or by regulations of the Secretary of the United States Treasury.

(6)

Non-Compete Condition. In the event that your employment terminates during the Vesting Period with the consent of the Committee or by reason of Retirement or Disability, your rights to receive shares of Common Stock in respect of your vested or unvested RSUs and continued vesting of the PSUs shall be subject to the conditions that until the RSUs and PSUs, as applicable, are converted to shares of Common Stock, you shall (a) not engage, either directly or indirectly, in any manner or capacity as advisor, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any business or activity which is at the time competitive with any business or activity conducted by the Company and (b) be available, except in the event of your death or incapacity, at reasonable times for consultations (which shall not require substantial time or effort) at the request of the Company's management with respect to phases of the business with which you were actively connected during employment, but such consultations shall not (except if your place of active service was outside of the United States) be required to be performed at any place or places outside of the United States of America or during usual vacation periods or periods of illness or other incapacity. In the event that either of the above conditions is not fulfilled, you shall forfeit all rights to any vested or unvested RSUs and/or PSUs and related dividend equivalents on the date of the breach of the condition. Any determination by the Committee, which shall act upon the recommendation of the Chairman, that you are, or have, engaged in a competitive business or activity as aforesaid or have not been available for consultations as aforesaid shall be conclusive.

(7)

Executive Incentive Compensation Recoupment Condition. This award and prior and future Incentive Compensation (as defined in the Policy) is subject to and conditioned on your agreement to the terms of the Company’s Executive Incentive Compensation Recoupment Policy, as amended from time to time, or any successor policy thereto (“Policy”).

(8)

No Employment Rights. Nothing herein confers any right or obligation on you to continue in the employ of the Company or any Subsidiary, nor shall this document affect in any way your right or the right of the Company or any Subsidiary, as the case may be, to terminate your employment at any time. Nothing herein creates an employment agreement or becomes part of remuneration for purposes of determining other benefits. Receipt of this award does not entitle you to any future awards or other considerations even if the Committee decides to continue making such awards to other employees.

(9)

Change of Control Events. For purposes of Article VII of the Plan as it applies to the RSUs and PSUs hereby awarded, notwithstanding the definitions in Article VII, a “Change of Control” shall have the meanings assigned to “Change in Control Events” under Section 409A of the Code and related regulations of the Secretary of the United States Treasury. Article VII of the Plan shall be administered with respect to the RSUs and PSUs so that it complies in all respects with Section 409A and related regulations. Upon a Change of Control and a Qualifying Termination, as defined in accordance herewith, unvested PSUs will be cashed out assuming the Company performance metric applied in section (2) is 100% and based of the Change of Control Price measured on the date of the Change of Control.

(10) Severability. If all or any part of these Terms or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of these Terms or the Plan not declared to be unlawful or invalid. Any part of these Terms so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms thereof to the fullest extent possible while remaining lawful and valid. To the extent a court of competent jurisdiction determines that the non-compete condition set forth in paragraph (6) of these Terms is overly broad in duration or scope, the parties expressly agree that the court may modify paragraph (6) so as to comply with applicable law.

(11) Amendment. These Terms may be amended only by a writing executed by the Company and you that specifically states that it is amending these Terms. Notwithstanding the foregoing, these Terms may be amended solely by the Committee by a writing which specifically states that it is amending these Terms, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder may be made without your written consent. Notwithstanding the foregoing, the Committee reserves the right to change, by written notice to you, the provisions of the RSUs, PSUs or these Terms in any way it may deem necessary or advisable (i) to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, (ii) to ensure that you are not required to recognize taxable income with respect to your RSUs and PSUs prior to the time that they are converted into shares of Common Stock and are not subject to any additional taxes, penalties, or interest under Section 409A of the Code or (iii) to exercise the Committee’s discretion to eliminate or decrease the amount of the award as reserved in the Plan; provided that any such change shall be applicable only to RSUs and PSUs which are then subject to restrictions as provided herein.

(12) Consent to Personal Data. By agreeing to the terms hereof, you also agree to the collection, processing, use and worldwide transfer of your personal data to and from Deere & Company and its Subsidiaries, banks, brokers, plan servicers, grant administrators and government agencies as necessary for grant and Plan administration.

(13) Withholding Tax Election. Upon conversion of RSUs and PSUs to Common Stock, the default election will be to withhold whole shares of stock to be issued upon the conversion and applied to the required withholding taxes. In order to help meet ownership requirements, you can elect to pay the withholding taxes on your award in cash by contacting the Executive Compensation by no later than 14 days prior to the applicable RSU Vesting Date or PSU Vesting Date, as applicable. In the event the RSU or PSU award becomes subject to withholding taxes prior to the conversion date, the Company may either (i) withhold RSUs and apply their value to the required withholding taxes and any additional withholding taxes created by the withholding or (ii) withhold payroll due to the Participant and apply it to the required withholding taxes.

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(14) Expenses. Commissions, fees, and other expenses connected with the sale of shares following conversion of the RSUs and PSUs are payable by you. No commissions or fees are charged for holding the RSUs and PSUs and shares in the 3rd party service provider brokerage account.

(15) Conformity with Plan. Your award is issued pursuant to Article III (Performance Shares and Units) and Article IV (Restricted Stock and Restricted Stock Equivalents) of the Plan and is intended to conform in all respects with the Plan. Inconsistencies between these Terms and the Plan shall be resolved in accordance with the terms of the Plan. By accepting this award, you agree to be bound by all the terms of the Plan and these Terms. All definitions stated in the Plan shall be fully applicable to these Terms. A Plan prospectus is available at the Plan Administrator website. A paper copy of the prospectus is also available upon request from Deere & Company Global Compensation, One John Deere Place, Moline, Illinois 61265 or by contacting ExecComp@JohnDeere.com.

(16) Beneficiary.  The Plan (the John Deere 2020 Equity and Incentive Plan) was approved in February 2020. Grants under this Plan require a new Beneficiary Designation Form and are not covered by a Beneficiary Designation Form for the prior John Deere Omnibus Equity and Incentive Plan. Beneficiary Designation Forms for completing and returning to Fidelity are available at:

United States Participants:

Outside the United States Participants:

Your beneficiary designations for the Plan will remain in effect until changed by you and will apply to this and all future grants under the Plan.

(17) Section 409A.  This grant of RSUs and PSUs is intended to be exempt from or comply with the applicable requirements of Section 409A of the Code and shall be administered in accordance with Section 409A of the Code. Notwithstanding anything in these Terms to the contrary, if the RSUs or PSUs constitute “deferred compensation” under Section 409A of the Code and the RSUs or PSUs become settled upon your separation from service, payment with respect to the RSUs shall be delayed for a period of six months after your separation from service if you are a “specified employee” as defined under Section 409A of the Code (as determined by the Committee), if required pursuant to Section 409A of the Code. If payment is delayed, the shares of Common Stock shall be distributed within 30 days of the date that is the six-month anniversary of your termination of employment. If you die during the six-month delay, such shares shall be distributed in accordance with your will or under the applicable laws of descent and distribution. Notwithstanding any provision to the contrary herein, payments made with respect to this grant of RSUs and PSUs may only be made in a manner and upon an event permitted by Section 409A of the Code, and all payments to be made upon a termination of employment hereunder may only be made upon a “separation from service” as defined under Section 409A of the Code. To the extent that any provision of these Terms would cause a conflict with the requirements of Section 409A of the Code, or would cause the administration of the RSUs or PSUs to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law. In no event shall you, directly or indirectly, designate the calendar year of payment.